EX-99.B-77D

SUB-ITEM 77D(a): Policies with respect to security investments

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

Supplement dated March 3, 2010
to the
Ivy Funds Variable Insurance Portfolios Prospectus dated April 30, 2009 and as supplemented May 26, 2009, November 30, 2009, December 18, 2009
and February 16, 2010

The following information amends the corresponding information in the Prospectus regarding Ivy Funds VIP Money Market in the section entitled "Additional Information About Principal Investment Strategies, Other Investments and Risks:"

Ivy Funds VIP Money Market: The Portfolio seeks to achieve its objective of maximum current income consistent with stability of principal by investing in a diversified portfolio of high-quality money market instruments in accordance with the requirements of Rule 2a-7. There is no guarantee, however, that the Portfolio will achieve its objective.

The Portfolio invests only in the following U.S. dollar-denominated money market obligations and instruments:

  U.S. government securities (including obligations of U.S. government agencies and instrumentalities)
  bank obligations and instruments secured by bank obligations, such as letters of credit commercial paper (domestic and foreign issuers), including asset-backed commercial paper programs corporate debt obligations, including variable rate master demand notes
  Canadian government obligations
  municipal securities
  certain other obligations guaranteed as to principal and interest by a bank in whose obligations the Portfolio may invest or a corporation in whose commercial paper the Portfolio may invest

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

Supplement dated May 28, 2010
to the
Ivy Funds Variable Insurance Portfolios Prospectus dated April 30, 2010

The following regarding Ivy Funds VIP Money Market replaces the first paragraph in the section entitled "Principal Investment Strategies" on page 58:

Ivy Funds VIP Money Market seeks to achieve its objective by investing in U.S. dollar-denominated, high-quality money market obligations and instruments. High quality indicates that the securities are rated in one of the two highest categories by the required number of requisite nationally recognized statistical rating organizations (NRSROs) (an NRSRO is a "requisite NRSRO" if designated as such by the Trust's Board of Trustees (Board)) or, if unrated, determined by Waddell & Reed Investment Management Company (WRIMCO), the Portfolio's investment manager, to be of comparable quality. The Portfolio seeks, as well, to maintain a net asset value (NAV) of $1.00 per share. The Portfolio maintains a dollar-weighted average maturity of 60 calendar days or less, and the Portfolio invests only in securities with a remaining maturity of not more than 397 calendar days or, for securities rated in the second highest rating category by the requisite NRSROs (or, if unrated, determined by WRIMCO to be of comparable quality to such securities), not more than 45 calendar days.

The following regarding Ivy Funds VIP Money Market is added to the section entitled "Principal Investment Risks" on page 58:
  Amortized Cost Risk. In the event that the Board determines that the extent of the deviation between the Portfolio's amortized cost per share and its market-based NAV per share could result in material dilution or other unfair results to shareholders, the Board will cause the Portfolio to take such action as it deems appropriate to eliminate, or reduce to the extent practicable, such dilution or unfair results, including but not limited to, suspending redemption of Portfolio shares or liquidating the Portfolio.
The following regarding Ivy Funds VIP Money Market is added to the "Principal Risks" list in the section entitled "Additional Information about Principal Investment Strategies, Other Investments and Risks" on page 93:
  Amortized Cost Risk

The following regarding Ivy Funds VIP Money Market is added to the end of the section entitled "Additional Investment Considerations" on page 96:

Beginning October 7, 2010, information concerning Ivy Funds VIP Money Market's portfolio holdings will be posted on Waddell & Reed's website, www.waddell.com, five business days after the end of each month and remain posted on the website for at least six months thereafter. In addition, beginning December 7, 2010, information concerning Ivy Funds VIP Money Market's portfolio holdings will be filed on a monthly basis with the SEC on Form N-MFP.

The following is added to the section entitled "Defining Risks" on page 96:

Amortized Cost Risk - In the event that the Board determines that the extent of the deviation between the Portfolio's amortized cost per share and its market-based NAV per share could result in material dilution or other unfair results to shareholders, the Board will cause the Portfolio to take such action as it deems appropriate to eliminate, or reduce to the extent practicable, such dilution or unfair results, including but not limited to, suspending redemption of Portfolio shares or liquidating the Portfolio.

The following regarding Ivy Funds VIP Money Market is added after the third paragraph in the section entitled "Selling Shares" on page 107:

In addition, Ivy Funds VIP Money Market may suspend redemptions during any period in which there are emergency conditions, including circumstances when the Board has determined it is appropriate to liquidate Ivy Funds VIP Money Market, as provided in the 1940 Act and the rules and regulations thereunder.